UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 19, 2015

CVSL Inc.

(Exact name of registrant as specified in its charter)

Florida	Commission	98-0534701
(State or other jurisdiction	File No.:001-36755	(IRS Employer
of incorporation or organization)		Identification No.)

2400 North Dallas Parkway, Suite 230, Plano, Texas 75093

(Address of principal executive offices and zip code)

(972) 398-7120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 25, 2015, CVSL Inc. (the “Company”) completed its previously announced acquisition of Kleeneze Limited (“Kleeneze”), a direct-to-consumer business based in the UK. Pursuant to the terms of a Share Purchase Agreement (the “SPA”) with Findel plc (“Findel”), the Company purchased 100% of the shares of Kleeneze from Findel for total consideration of $5.1 million.  The consideration included $3.0 million of senior secured debt provided by HSBC Bank PLC, which debt has a term of two years and an interest rate per annum of 0.60% over the Bank of England Base Rate as published from time to time (currently an interest rate of 1.1% per annum).  The remainder was funded by a net cash contribution by the Company of approximately $785,000 after deducting $1,294,202 that remained on the books of Kleeneze at closing.

The foregoing summary of the SPA and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the SPA, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on February 6, 2015.

Item 5.08	Shareholder Director Nominations.

On March 19, 2015, the board of directors of the Company determined to hold the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) on June 23, 2015. The record date, time and location of the Annual Meeting will be as set forth in the Company’s proxy statement for the Annual Meeting. Because the Company did not hold an annual meeting last year, proposals to be included in the Company’s proxy statement for the Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received on or before April 29, 2015. Shareholders must deliver the proposals or nominations to our principal executive offices at the following address: CVSL Inc., Attn: Corporate Secretary, 2400 North Dallas Parkway, Suite 230, Plano, Texas 75093.

Item 9.01	Financial Statements and Exhibits.

99.1	Press release issued by CVSL Inc. on March 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CVSL Inc.

Date: March 25, 2015	By:	/s/ John Rochon, Jr
John Rochon, Jr
Vice Chairman and Chief Financial Officer